                                                                EXHIBIT 2.1

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                     SHARE PURCHASE AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG


                              OUTSOURCING SOLUTIONS INC.

                           SHERMAN ACQUISITION CORPORATION

                                         AND

                                THE UNION CORPORATION





                            Dated as of December 22, 1997


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


                                  TABLE OF CONTENTS


ARTICLE I - THE TENDER OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

    SECTION 1.1.   The Offer . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
    SECTION 1.3.   Composition of the Board of Directors.  . . . . . . . . . . . .  5
    SECTION 1.4.   Stock Options and Other Plans . . . . . . . . . . . . . . . . .  5


ARTICLE II - THE MERGER AND RELATED MATTERS. . . . . . . . . . . . . . . . . . . .  6

    SECTION 2.1.   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
    SECTION 2.2.   Conversion of Stock.. . . . . . . . . . . . . . . . . . . . . .  7
    SECTION 2.3.   Dissenting Stock. . . . . . . . . . . . . . . . . . . . . . . .  7
    SECTION 2.4.   Surrender of Certificates . . . . . . . . . . . . . . . . . . .  8
    SECTION 2.5.   Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    SECTION 2.6.   No Further Rights of Transfers. . . . . . . . . . . . . . . . . 10
    SECTION 2.7.   Certificate of Incorporation of the Surviving
                   Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . 10
    SECTION 2.9.   Directors and Officers of the Surviving Corporation . . . . . . 10
    SECTION 2.10.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
    SECTION 2.11.  Proxy Statement, Schedule 14D-9 and
                   Schedule 14D-1. . . . . . . . . . . . . . . . . . . . . . . . . 11


ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. . . . . . . . . . 12

    SECTION 3.1.   Corporate Existence and Power . . . . . . . . . . . . . . . . . 12
    SECTION 3.2.   Corporate Authorization . . . . . . . . . . . . . . . . . . . . 12
    SECTION 3.3.   Consents and Approvals; No Violations . . . . . . . . . . . . . 13
    SECTION 3.4.   Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . 13
    SECTION 3.5.   Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . 14
    SECTION 3.6.   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . 14
    SECTION 3.7.   SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . 15
    SECTION 3.8.   Financial Statements. . . . . . . . . . . . . . . . . . . . . . 16
    SECTION 3.9.   No Undisclosed Liabilities. . . . . . . . . . . . . . . . . . . 16
    SECTION 3.10.  Absence of Certain Changes. . . . . . . . . . . . . . . . . . . 16
    SECTION 3.11.  Title to Properties; Encumbrances . . . . . . . . . . . . . . . 17
    SECTION 3.12.  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    SECTION 3.13.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
    SECTION 3.14.  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . 20
    SECTION 3.15.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    SECTION 3.16.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . 22
    SECTION 3.17.  Proprietary Rights. . . . . . . . . . . . . . . . . . . . . . . 24
    SECTION 3.18.  Material Contracts and Leases . . . . . . . . . . . . . . . . . 25
    SECTION 3.19.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
    SECTION 3.20.  Labor Relations . . . . . . . . . . . . . . . . . . . . . . . . 26
    SECTION 3.21.  Voting Requirements . . . . . . . . . . . . . . . . . . . . . . 27
    SECTION 3.22.  Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . 27
    SECTION 3.23.  Customers Relations . . . . . . . . . . . . . . . . . . . . . . 27


    ARTICLE IV - REPRESENTATIONS AND WARRANTIES
                   OF PARENT AND SUB . . . . . . . . . . . . . . . . . . . . . . . 28

    SECTION 4.1.   Corporate Existence and Power . . . . . . . . . . . . . . . . . 28
    SECTION 4.2.   Corporate Authorization . . . . . . . . . . . . . . . . . . . . 28
    SECTION 4.3.   Consents and Approvals. . . . . . . . . . . . . . . . . . . . . 28
    SECTION 4.4.   No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . 29
    SECTION 4.5.   Financial Statements. . . . . . . . . . . . . . . . . . . . . . 29
    SECTION 4.6.   Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    SECTION 4.7.   Offer Documents; Other Information. . . . . . . . . . . . . . . 30
    SECTION 4.8.   Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 30


ARTICLE V - CONDUCT OF BUSINESS BY THE CORPORATION
            PENDING THE CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . 30

    SECTION 5.1.   Regular Course of Business. . . . . . . . . . . . . . . . . . . 30
    SECTION 5.2.   Charter Documents and Capital Changes . . . . . . . . . . . . . 32
    SECTION 5.3.   Organization and Good Will. . . . . . . . . . . . . . . . . . . 33
    SECTION 5.4.   Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    SECTION 5.5.   Compliance With Laws. . . . . . . . . . . . . . . . . . . . . . 33
    SECTION 5.6.   SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . 33
    SECTION 5.7.   Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . 33
    SECTION 5.8.   Shareholder Approval. . . . . . . . . . . . . . . . . . . . . . 33
    SECTION 5.9.   No Solicitation of Other Offers . . . . . . . . . . . . . . . . 34
    SECTION 5.10.  Notification of Certain Matters . . . . . . . . . . . . . . . . 36
    SECTION 5.11.  Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . 36
    SECTION 5.12.  Properties; Material Contracts. . . . . . . . . . . . . . . . . 37
    SECTION 5.13.  Dividends, Etc. . . . . . . . . . . . . . . . . . . . . . . . . 37
    SECTION 5.14.  Full Access . . . . . . . . . . . . . . . . . . . . . . . . . . 37

ARTICLE VI - COVENANTS OF PARTIES. . . . . . . . . . . . . . . . . . . . . . . . . 38

    SECTION 6.1.   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . 38
    SECTION 6.2.   Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    SECTION 6.3.   Filings; Consents; Removal of Objections. . . . . . . . . . . . 40
    SECTION 6.4.   Public Announcements. . . . . . . . . . . . . . . . . . . . . . 40
    SECTION 6.5.   Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . 40
    SECTION 6.6.   Indemnification and Insurance . . . . . . . . . . . . . . . . . 41
    SECTION 6.7.   Resignation of Directors. . . . . . . . . . . . . . . . . . . . 42
    SECTION 6.8.   Confidentiality Agreement . . . . . . . . . . . . . . . . . . . 42
    SECTION 6.9.   Certain Actions of Parent and Sub . . . . . . . . . . . . . . . 42


ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER . . . . . . . . . . . . . . 43

    SECTION 7.1.   Conditions Precedent to Obligations of Parent, Sub and the
                   Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE VIII - TERMINATION AND ABANDONMENT . . . . . . . . . . . . . . . . . . . . 44

    SECTION 8.1.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    SECTION 8.2.   Effect of Termination . . . . . . . . . . . . . . . . . . . . . 45


ARTICLE IX - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

    SECTION 9.1.   Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . 46
    SECTION 9.2.   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
    SECTION 9.3.   Termination of Representations and Warranties . . . . . . . . . 48
    SECTION 9.4.   Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    SECTION 9.5.   Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
    SECTION 9.6.   Successors and Assigns. . . . . . . . . . . . . . . . . . . . . 48
    SECTION 9.7.   Governing Law and Forum . . . . . . . . . . . . . . . . . . . . 49
    SECTION 9.8.   Counterparts; Effectiveness . . . . . . . . . . . . . . . . . . 49
    SECTION 9.9.   Entire Agreement; Schedules and Exhibits. . . . . . . . . . . . 49
    SECTION 9.10.  Headings and Table of Contents. . . . . . . . . . . . . . . . . 49


ARTICLE X - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50


ANNEX I to Share Purchase Agreement and Plan of Merger

    Conditions to the Share Purchase . . . . . . . . . . . . . . . . . . . . . . .A-I

                     SHARE PURCHASE AGREEMENT AND PLAN OF MERGER


    This Share Purchase Agreement and Plan of Merger (this "Agreement") dated as of December 22, 1997 is made by and among Outsourcing Solutions, Inc., a Delaware corporation ("Parent"), Sherman Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and The Union Corporation, a Delaware corporation (the "Corporation"). Capitalized terms used herein and not otherwise defined in the Preamble or in Articles I through IX of this Agreement shall have the respective meanings ascribed to such terms in Article X hereto.

                                       PREAMBLE

    WHEREAS, the Boards of Directors of Parent, Sub and the Corporation have each determined that it is in the best interests of their respective stockholders for Parent to acquire up to all of the issued and outstanding Common Stock, par value $.50 per share, of the Corporation (the "Corporation Stock") (all issued and outstanding shares of Corporation Stock being hereinafter collectively referred to as the "Shares") upon the terms and subject to the conditions set forth herein; and

    WHEREAS, in furtherance thereof, it is proposed that Sub shall make a cash tender offer (the "Offer") to acquire all of the issued and outstanding Shares for $31.50 per share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms provided herein and in the Offer; and

    WHEREAS, to complete such acquisition, the respective Boards of Directors of Parent, Sub and the Corporation have approved the merger of Sub with and into the Corporation (the "Merger"), pursuant to and subject to the terms and conditions of this Agreement; and

    WHEREAS, the Directors of the Corporation have unanimously determined that each of the Offer and the Merger are fair to, and in the best interests of, the holders of Common Stock, approved the Offer and the Merger and recommended the acceptance of the Offer and approval and adoption of this Agreement by the shareholders of the Corporation; and

    NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein set forth, and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                             ARTICLE I - THE TENDER OFFER

    SECTION 1.1. THE OFFER. (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII hereof and so long as none of the events set forth in Annex I hereto (the "Tender Offer Conditions") shall have occurred and be continuing and shall not have been waived by Parent, Parent shall cause Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) the Offer for all issued and outstanding Shares as promptly as reasonably practicable after the date hereof, but in no event later than five (5) business days after the date of this Agreement. The Offer shall remain open for a period of not less than twenty (20) business days. The obligation of Sub to accept for payment Shares tendered pursuant to the Offer shall be subject to the satisfaction of the Tender Offer Conditions. Parent and Sub expressly reserve the right to waive any such condition, to increase the Per Share Amount payable in the Offer, and to make any other change in the terms and conditions of the Offer; provided, however, that, without the written consent of the Corporation, no change may be made which (A) decreases the Per Share Amount payable in the Offer, (B) reduces the number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer in addition to the Tender Offer Conditions, (D) amends or changes the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Parent and Sub and its subsidiaries), (E) changes the consideration payable in the Offer to anything other than all cash, (F) reduces the time period during which the Offer shall remain open or (G) except as provided in the next sentence, extends the time period during which the Offer shall remain open. Notwithstanding the foregoing, Parent and Sub may, without the consent of the Corporation, (i) extend the Offer beyond the scheduled expiration date and any subsequent scheduled expiration date (but not beyond the date referred to in Section 8.1(c) hereof), if at such date any of the Tender Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC (but not beyond the date referred to in Section 8.1(c) hereof). The Per Share Amount shall be net to the seller in cash, upon the terms and subject to the Tender Offer Conditions. Following the satisfaction or waiver of the Tender Offer Conditions, Sub shall accept for payment and pay for (hereinafter referred to as the "Share Purchase"), in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn, as soon as it is permitted to do so pursuant to the Exchange Act or other applicable law or regulation, whichever is later.

    (b) As soon as practicable on the date of the commencement of the Offer, Parent and Sub shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 will contain an offer to purchase (the "Offer to Purchase") and form of the related letter of transmittal and any summary advertisement (which Schedule 14D-1, Offer to Purchase and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). The Corporation and its counsel shall be given the opportunity to review and comment upon the Offer Documents prior to their filing with the SEC. Parent, Sub and the Corporation agree promptly to correct any information provided by any of them for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the
extent required by applicable federal securities laws.     Parent and Sub each
agree to provide the Corporation and its counsel with any comments either of them, or their counsel, may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Corporation and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in their response to such comments.

    SECTION 1.2. CORPORATE ACTION. (a) The Corporation hereby approves of and consents to the Offer and the Merger and represents that (i) its Board of Directors, at a meeting duly called, has unanimously (A) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the transactions contemplated hereby and recommends that the stockholders of the Corporation accept the Offer, and (C) taken all other applicable action necessary to render, so long as this Agreement remains in effect, (x) Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and other state takeover statutes; (y) Article FIFTH of the Corporation's Certificate of Incorporation (except for the requirement that the Merger be approved by the holders of not less than two-thirds of the outstanding Shares), and (z) the Rights Agreement dated as of March 14, 1988, as amended (the "Rights Agreement"), inapplicable to the Offer and the Merger; and (ii) CIBC Oppenheimer Corp. has delivered to the Board of Directors of the Corporation its written opinion that the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to the holders of Shares from a financial point of view and Corporation has delivered to Parent a copy of said opinion.

    (b) The Corporation shall file with the SEC as soon as practicable on the date of the commencement of the Offer a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject to the terms of this Agreement, the recommendation of the Corporation's Board of Directors described in Section 1.2(a) and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. Parent and Sub and their counsel shall be given the opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC. The Corporation, Parent and Sub each agree promptly to correct any information provided by any of them for use in the Schedule 14D-9 that shall have become false or misleading in any material respect, and the Corporation further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Corporation agrees to provide Parent and its counsel with any comments the Corporation or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the SEC or its staff, in the response of the Corporation to such comments.

    (c) The Corporation has furnished Parent with mailing labels and a list containing the names and addresses of all record holders of Shares and will, upon request, furnish Parent with all other available listings or computer files containing names, addresses and security position listings of any record holders or beneficial owners of Shares, each as of a recent date. The Corporation shall furnish Parent with such additional information, including updated lists and files of stockholders and security position listings, and such other related assistance Parent or its agents may reasonably request to carry out the transactions contemplated hereby. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Share Purchase, Parent shall hold in confidence the information contained in any of such lists and files, shall use such information only in connection with the Offer (and the Merger) and, if this Agreement shall be terminated, shall deliver to the Corporation all copies of such information then in its possession. The Corporation has been advised that each of its directors and the executive officers intends to tender pursuant to the Offer all shares of Common Stock owned of record and beneficially by him or her.

    SECTION 1.3. COMPOSITION OF THE BOARD OF DIRECTORS. Promptly upon the Share Purchase, Sub shall be entitled to designate such number of directors on the Board of Directors of the Corporation, rounded up to the next whole number, as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock so accepted for payment and paid for or otherwise acquired or owned by Sub or Parent and the denominator of which shall be the number of shares of Common Stock then outstanding, and the Corporation and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Corporation's Board of Directors (including to cause directors to resign). Promptly upon the Share Purchase, Corporation and its Board of Directors shall take such further action as may be requested by Sub to cause Sub's designees to constitute at least a majority of the Board of Directors of each direct or indirect Subsidiary of the Corporation (other than Allied Bond & Collection Agency, Inc.). Subject to applicable law, the Corporation shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its shareholders an Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Corporation agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Sub shall have provided to the Corporation on a timely basis all information required to be included in such Information Statement with respect to Sub's designees. In furtherance thereof, the Corporation will increase the size of the Corporation's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Sub's designees to be elected to the Corporation's Board of Directors. Upon the Share Purchase (as defined in Section 1.1 hereof) all directors of the Corporation, other than Sub's designees and two directors of Corporation, and, unless otherwise agreed, all officers of the Corporation shall resign.

    SECTION 1.4. STOCK OPTIONS AND OTHER PLANS. (a) As soon as practicable following the date hereof, the Board of Directors of the Corporation shall adopt appropriate resolutions and cause the Corporation to take all actions necessary to obtain the consent of each holder of an outstanding option to purchase Shares ("Options") to the effect that, upon the Share Purchase, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash (subject to any applicable withholding taxes, the "Cash Payment"), equal to the product of

(x) the total number of shares of Common Stock subject to such Option as to which such Option could have been exercised and (y) the excess of the Per Share Amount over the exercise price per share of Common Stock subject to such Option, each such Cash Payment to be paid to each holder (or, without duplication, the beneficial owner) of an outstanding Option on the date of the Share Purchase; and

    (b) All stock option plans of the Corporation ("Stock Plans") shall terminate as of the Effective Time and the provisions in any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Corporation or any interest in respect of any capital stock of the Corporation shall be deleted as of the Effective Time, and the Corporation shall ensure that following the Effective Time no holder of an Option or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of the Corporation, Parent or the Surviving Corporation. The Corporation will ensure that neither the Corporation nor any of its Subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its Subsidiaries or to receive any payment in respect thereof. Notwithstanding the foregoing, the holders of Options who did not receive the Cash Payment on the date of the Share Purchase shall thereafter be entitled to receive the Cash Payment in cancellation and settlement of such Options as provided in the preceding paragraph (a).


                     ARTICLE II - THE MERGER AND RELATED MATTERS

    SECTION 2.1. THE MERGER. (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 2.11 hereof), a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and the Corporation in accordance with the DGCL and shall be filed on the Closing Date (as defined in Section 2.11 hereof). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions and requirements of the DGCL. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time".

         (b) At the Effective Time, Sub shall be merged with and into the Corporation and the separate corporate existence of Sub shall cease, and the Corporation shall continue as the surviving corporation under the laws of the State of

Delaware under the name of "The Union Corporation" (the "Surviving
Corporation").

         (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 2.2.  CONVERSION OF STOCK.  At the Effective Time:

         (a)  Each share of Common Stock then issued and outstanding other than
    (i) any shares of Common Stock which are held by any Subsidiary of the Corporation or in the treasury of the Corporation, or which are held, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Sub), all of which shall be cancelled and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by Dissenting Shareholders (as defined in Section 2.3 hereof) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the Per Share Amount (the "Merger Consideration"); and

         (b) Each share of common stock, par value $0.01 per share, of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $0.50 par value, of the Surviving Corporation.

    SECTION 2.3. DISSENTING STOCK. Notwithstanding anything in this Agreement to the contrary but only to the extent required by DGCL, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Common Stock who comply with all the provisions of Delaware law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock ("Dissenting Shareholders") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the laws of the State of Delaware; PROVIDED, HOWEVER, that (i) if any Dissenting Shareholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Shareholder fails to establish and perfect his or her entitlement to appraisal rights as provided by applicable law, then such Dissenting Shareholder or Shareholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. The Corporation shall give Parent and Sub (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Corporation, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Corporation will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any demand.

    SECTION 2.4. SURRENDER OF CERTIFICATES. (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which were held by any Subsidiary of the Corporation or in the treasury of the Corporation or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including
Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article
II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the Merger Consideration deliverable in respect thereto. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this
Article II. No interest shall be paid or accrued in respect of such cash payments.

         (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

         (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that, the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

    SECTION 2.5. PAYMENT. Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock which are held by any Subsidiary of the Corporation or in the treasury of the Corporation or which are held directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including
Sub) or a Person known at the time of such deposit to be a Dissenting Shareholder) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent only in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in
Section 2.2(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is three months after the Effective Time, the Paying Agent shall return to Parent all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (other than net earnings on the Payment Fund which shall be paid to Parent), and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

    SECTION 2.6. NO FURTHER RIGHTS OF TRANSFERS. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a shareholder of the Corporation, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 2.2(a) hereof and other than shares held by Dissenting Shareholders), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration or, in the case of a Dissenting Shareholder, to perfect his or her right to receive payment for his or her shares pursuant to Delaware law if such holder has validly perfected and not withdrawn his or her right to receive payment for his or her shares, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Corporation with respect to Common Stock shall be closed.

    SECTION 2.7.  CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION.
The Certificate of Incorporation of the Corporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation and shall be amended such that it is substantially in the form of the Amended and Restated Certificate of Incorporation attached hereto as
Exhibit 2.7.

    SECTION 2.8. BY-LAWS OF THE SURVIVING CORPORATION. The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

    SECTION 2.9. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until the next annual shareholders' meeting of the Surviving Corporation and until their respective successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Corporation immediately prior to the Effective Time shall, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, be the officers of the Surviving Corporation until their respective successors shall be duly elected or appointed and qualified.

    SECTION 2.10. CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of White & Case, 1155 Avenue of the Americas, New York, New York, as soon as practicable after the last of the conditions set forth in Article VII hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Corporation shall mutually agree (the "Closing Date").

    SECTION 2.11. PROXY STATEMENT, SCHEDULE 14D-9 AND SCHEDULE 14D-1. The definitive proxy statement and related materials, if required, to be furnished to the holders of Common Stock in connection with the Merger pursuant to Section
5.7 hereof (the "Proxy Statement") will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the Effective Time any event occurs which should be described in an amendment or supplement to the Proxy Statement, the Corporation will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. None of the information supplied by the Corporation for inclusion or incorporation by reference in (i) the Offer Documents or (ii) the Proxy Statement, will, in the case of the Offer Documents, at the respective times the Offer Documents are filed with the SEC, or, in the case of the Proxy Statement, at the date such information is supplied and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstance under which they are made, not misleading. None of the information in the Schedule 14D-9, at the respective times the Schedule 14D-9 is filed with the SEC, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Corporation with respect to any information with respect to Parent, Sub or their officers, directors or affiliates provided to the Corporation by Parent or Sub in writing for inclusion in the Schedule 14D-9. The Schedule 14D-9 will comply in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement to the Schedule 14D-9 or any amendment or supplement thereto, the Corporation will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act the rules and regulations thereunder and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to Parent and Sub and their counsel.


           ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

    The Corporation represents and warrants to Parent and Sub that:

    SECTION 3.1. CORPORATE EXISTENCE AND POWER. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power, authority and legal right to conduct its business as it is now being conducted and to own the properties and assets it now owns. Except as shown in Paragraph 3.1 of the Disclosure Letter ("DL") heretofore prepared by the Corporation and delivered to Parent, the Corporation is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction, both domestic and foreign, where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the continued failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect on the Corporation. The Corporation has previously delivered to Purchaser true and correct copies of the Corporation's Certificate of Incorporation and By-Laws, as currently in effect.

    SECTION 3.2. CORPORATE AUTHORIZATION. The Corporation has full corporate power and authority to enter into this Agreement and, subject to obtaining the necessary approval of the Merger by its stockholders, to carry out the transactions contemplated hereby. The Board of Directors of the Corporation has taken all actions required by applicable law and its Certificate of Incorporation and By-Laws to authorize the execution and delivery by the Corporation of this Agreement and, subject to obtaining the approval of the Merger by the holders of not less than two-thirds of the outstanding shares, the performance by the Corporation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Corporation and no other corporate action is necessary in connection therewith (other than the approval of the Merger by the holders of a two- thirds of the outstanding shares of Common Stock entitled to vote), and this Agreement (assuming the due authorization, execution and delivery hereof by Parent and Sub) is a legal, valid and binding obligation of the Corporation enforceable against it in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

    SECTION 3.3. CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy Statement (if required) and the Offer are met, (iii) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by DGCL are made and (iv) approval of the Merger by holders two-thirds of the outstanding shares of Common Stock entitled to vote, if required by the DGCL, is received, the execution and delivery of this Agreement by the Corporation and the consummation by the Corporation of the transactions contemplated hereby will not: (1) violate any provision of the Certificate of Incorporation or By-Laws of the Corporation or the comparable governing documents of any of its Subsidiaries, in each case, as amended; (2) violate any statue, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Corporation or any of its Subsidiaries or by which any of their respective properties or assets may be bound; (3) except as set forth in DL 3.3, require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) except as set forth in DL 3.3, result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any mortgage, pledge, lien, security interest, encumbrance or charge of any kind (each an "Encumbrance") upon any of the properties or assets of the Corporation or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Corporation or any of its Subsidiaries is a party, or by which it or any of their respective properties or assets are bound or subject, except for in the case of clauses (3) and (4) above for any such filing, permit, consent, approval, violation, breach or Encumbrance which would not reasonably be expected to (a) have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole, or (b) prevent or materially delay consummation of the transactions contemplated by this Agreement.

    SECTION 3.4. COMPLIANCE WITH LAWS. Subject to Section 3.16 and except as set forth in DL 3.4, the Corporation and its Subsidiaries are in compliance with all applicable laws, regulations, orders, judgements and decrees (including, but not limited to, the Fair Debt Collection Practices Act and any state or local counterpart or equivalent) except where the failure to so comply would not be reasonably likely to (i) have a Material Adverse Effect on the Corporation and its Subsidiaries taken as a whole or (ii) prevent or materially delay consummation of the transactions contemplated by this Agreement.

    SECTION 3.5. CAPITALIZATION. The authorized capital stock of the Corporation consists of 15,000,000 shares of common stock, par value $.50 per share, and 500,000 shares of preferred stock, par value $.50 per share. As of December 22, 1997, there were issued and outstanding 5,802,641 shares of such common stock (not including 2,944,837 shares held in the Corporation's treasury), all of which are of one class, and no shares of such preferred stock. All issued and outstanding shares of Corporation Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. As of December 22, 1997, 728,548 shares of Corporation Stock were issuable upon exercise of Options to purchase such stock, which
Options were issued pursuant to the Stock Plans (as defined in Section 1.4), which plans are listed in DL 3.5(i). Except as set forth in this Section, in DL 3.5(i) or in the Rights Agreement, as of the date hereof there are no, and at the Effective Time there will be no, (i) other outstanding shares of, (ii) securities of the Corporation convertible into or exchangeable for, (iii) options or other rights (including any pre-emptive rights) to acquire from the Corporation, or (iv) other contracts, understandings, arrangements or obligations (whether or not contingent) providing for the issuance or sale by the Corporation, directly or indirectly, of, any capital stock or other equity or debt security of the Corporation. As of the date hereof, except as set forth in DL 3.5(i) or in connection with the exercise of any Options, there are no, and at the Effective Time there will be no, outstanding contractual obligations of the Corporation to repurchase, redeem or otherwise acquire any outstanding shares of Corporation Stock or other securities issued by the Corporation.

    SECTION 3.6. SUBSIDIARIES. Attached hereto as DL 3.6 is a true and complete list of each subsidiary of the Corporation (the "Subsidiaries"), and except as set forth on DL 3.6, each of the Subsidiaries is duly incorporated and validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now conducted and to own the properties and assets it now owns. Except as set forth in DL 3.6, each of the Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction, both domestic and foreign, where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole. All Subsidiaries are wholly owned, directly or indirectly, by the Corporation. Except for the Subsidiaries or as set forth in DL 3.6, the Corporation does not own, directly or indirectly, securities or other ownership interests in any other entity and except as set forth in DL 3.6, neither the Corporation nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any entity other than a Subsidiary. All of the shares of capital stock of the Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, directly or indirectly, by the Corporation free and clear of all Encumbrances, options or claims whatsoever. No shares of capital stock of any of the Subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, rights of redemption, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary, pursuant to which such Subsidiary is or may become obligated to issue any shares of capital stock of such Subsidiary or any securities convertible into, exchangeable for, or evidenced in the right to subscribe for, any shares of such Subsidiary. Except as set forth in DL 3.6(ii), there are no restrictions of any kind which prevent the payment of dividends by any of the Subsidiaries.

    SECTION 3.7. SEC FILINGS. (a) The Corporation has previously delivered to Parent a true, correct and complete copy of the Corporation's Annual Reports on Form 10-K for the years ended June 30, 1996 and June 30, 1997 (the "Corporation 10-Ks"), the Corporation's proxy statement relating to its annual meeting of stockholders to be held on November 19, 1997, all other reports or registration statements filed by the Corporation with the SEC since June 30, 1996, and all amendments and supplements to the foregoing (the "Corporation Filings"). Each of the Corporation Filings has been timely filed, subject to any allowable extensions, and was prepared in all material respects in accordance with the requirements of the Securities Act or a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Corporation Filings constitute all of the documents required to be filed by the Corporation with the SEC since June 30, 1996.

    (b) None of the information supplied to Parent by the Corporation for inclusion in the Offer Documents will, at the respective times such Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 3.8. FINANCIAL STATEMENTS. The financial statements (including the notes thereto) (the "Corporation Financial Statements") of the Corporation and its Subsidiaries included in the Corporation Filings fairly present, in all material respects, the consolidated financial position of the Corporation and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations, cash flows and stockholders' equity for the respective periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"), except as indicated in the notes thereto.

    SECTION 3.9. NO UNDISCLOSED LIABILITIES. Except as set forth in DL 3.9 (the "Corporation Disclosed Liabilities"), the Corporation has no liabilities, claims or other obligations (absolute, accrued, or contingent) (herein referred to as the "Corporation Liabilities") except (a) Corporation Liabilities which are accrued or otherwise reflected on the Corporation Financial Statements or disclosed in the notes thereto, (b) Corporation Liabilities incurred in the ordinary course of business since June 30, 1997 (the "Balance Sheet Date"), (c) Corporation Liabilities which are otherwise disclosed in the Corporation Filings, (d) Corporation Liabilities otherwise permitted by this Agreement, and
(e) Corporation Liabilities which would not reasonably be expected to have a Material Adverse Effect.


    SECTION 3.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in DL 3.10, since the Balance Sheet Date, neither the Corporation nor any of the Subsidiaries has:

         (a) suffered any Material Adverse Effect;

         (b) except for transactions contemplated by this Agreement, made any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock, except dividends from Subsidiaries to Corporation;

         (c) made any change in accounting principles except for the adoption of such accounting principles which have, pursuant to the rules of the Financial Accounting Standards Board or the SEC, become effective for the Corporation's fiscal year ending June 30, 1998;

         (d) granted any general increase in the compensation of its directors, officers or employees or any increase in compensation payable to or to be payable to any such director, officer, or employee, except for increases in the ordinary course of business and consistent with past practice or as previously disclosed to Parent;

         (e) made any capital expenditures (other than (i) capital expenditures in the ordinary course of business and consistent with past practice, (ii) as provided in Section 5.1(b)(iii), and (iii) as otherwise provided in any Material Contracts listed in DL 3.18);

         (f) incurred any material increase in net borrowings outstanding under the Amended and Restated Credit Agreement by and between the Corporation and The First National Bank of Boston (now, Bank of Boston Connecticut) dated as of December 31, 1994, as amended by the Amendment dated October 23, 1996 (the "Credit Agreement") or incurred any other indebtedness (except in each case in the ordinary course of business);

         (g) taken any action referred to in Sections 5.1, 5.2 and 5.13, except as permitted thereby; or

         (h) agreed, whether in writing or otherwise, to take any action described in this Section, except as otherwise contemplated herein.

    SECTION 3.11.  TITLE TO PROPERTIES; ENCUMBRANCES.
Except as set forth in DL 3.11:

         (a) the Corporation and each of the Subsidiaries have good and marketable title to their respective material properties and assets reflected on the Corporation's balance sheet included in the Corporation's Form 10-K, for the fiscal year ending June 30, 1997 (the "1997 10-K"), except for (i) assets related to capitalized leases and (ii) properties and assets sold or disposed of since the Balance Sheet Date in the ordinary course of business;

         (b) none of the properties or assets of the Corporation or any of the Subsidiaries is subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any kind (collectively referred to herein as "Liens") except the following (herein called "Permitted Liens"): (i) Liens reflected on the Corporation Financial Statements (including the notes thereto), (ii) public or statutory Liens or liens of lessors, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business, (iii) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security benefits, (iv) Liens which individually or in the aggregate do not materially detract from the value, use or enjoyment of such properties or assets or otherwise would have a Material Adverse Effect on the business operations of the Corporation and the Subsidiaries, taken as a whole; and (v) Liens with respect to taxes, assessments and charges not yet due or the validity of which are being contested in good faith by appropriate actions.

    SECTION 3.12. LITIGATION. Subject to Section 3.16 and except as set forth in DL 3.12 or as disclosed in the Corporation Filings, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Corporation, threatened against the Corporation or any of the Subsidiaries before any court or arbitrator or any governmental body, agency or official which (i) are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Corporation and the Subsidiaries, taken as a whole, (ii) question or challenge the validity of this Agreement or the transactions contemplated hereby, or (iii) would be reasonably likely to prevent or materially delay consummation of the transactions contemplated hereby.

    SECTION 3.13. TAXES. Except as set forth in DL 3.13 or where such failure to duly file or pay would not be reasonably likely to have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole:

    (i) TAX RETURNS. The Corporation and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all Federal and other returns, statements, forms and reports for Taxes (as hereinafter defined) ("Returns") that are required to be filed by, or with respect to, the Corporation and such Subsidiaries. The Returns reflect accurately all liability for Taxes of the Corporation and such Subsidiaries for the periods covered thereby. "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign, and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity;

    (ii) PAYMENT OF TAXES. All Taxes and Tax liabilities of the Corporation and its Subsidiaries have been timely paid or adequately disclosed and fully provided for as a liability on the consolidated financial statements of the Corporation and its Subsidiaries in accordance with GAAP; and

    (iii) OTHER TAX MATTERS. (A) DL 3.13(iii)(A) sets forth (1) each taxable year or other taxable period of the Corporation or any of its Subsidiaries for which an audit or other examination of Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or, to the knowledge of the Corporation, scheduled to be conducted) together with the names of the respective tax authorities conducting (or scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (2) the most recent taxable year or other taxable period for which an audit or other examination relating to Federal income taxes of the Corporation and its Subsidiaries has been finally completed and the disposition of such audit or examination, (3) the taxable years or other taxable periods of the Corporation or any of its Subsidiaries which will not be subject to the normally applicable statute of limitations by reason of the existence of circumstances that would cause any such statute of limitations for applicable Taxes to be extended, (4) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of the Corporation or any of its Subsidiaries which have been proposed or assessed by any taxing authority and (5) a list of all notices received by the Corporation or any of its Subsidiaries from any taxing authority relating to any issue which could affect the Tax liability of the Corporation or any of its Subsidiaries, which issue has not been finally determined and which, if determined adversely to the Corporation or any such subsidiaries, could result in a Tax liability.

         (B) Except as shown in DL 3.13(iii)(B), neither the Corporation nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return (other than Returns which include only the Corporation and any Subsidiaries of the Corporation) provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

         (C) All Taxes which the Corporation or any of its Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

         (D) Except as previously disclosed to Parent, the Corporation is not a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code").

         (E) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Corporation, any Subsidiary, or any predecessor or affiliate thereof and any other party under which Parent, Sub or the Corporation (or any of its Subsidiaries) could be liable for any Taxes or other claims of any other party under such agreements or arrangements.

         (F) No indebtedness of the Corporation or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

         (G) Neither the Corporation nor any of its Subsidiaries will be required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Corporation or any of its Subsidiaries after the date hereof and during the period ending at the time of the Share Purchase, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method.

    SECTION 3.14. EMPLOYEE BENEFIT PLANS. Set forth in DL 3.14 is an accurate and complete list of each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, life, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation plan, program, arrangement or agreement maintained by the Corporation or any of its Subsidiaries or affiliates (including, for this purpose and for the purpose of all of the representations in this Section 3.14, any predecessors to the Corporation or to any such Subsidiaries or affiliates and all employers (whether or not incorporated) that would be treated together with the Corporation and/or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code, or to which the Corporation or any such Subsidiary or affiliate contributes (or has any obligation to contribute), has any liability or is a party (collectively, the "Employee Benefit Plans"). Except to the extent that any breach of the following representations could not reasonably be expected to have a Material Adverse Effect on the Corporation or as disclosed in DL 3.14,(i) each Employee Benefit Plan (and each related trust, insurance contract or fund) is in compliance with applicable law (including, without limitation, ERISA and the Code) and has been administered and operated in all respects in accordance with its terms;(ii) except as set forth in DL 3.14, each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination;(iii) no complete or partial termination of any Employee Benefit Plan covered by Title IV of ERISA has occurred and no proceedings have been instituted to terminate or appoint a trustee to administer any such Employee Benefit Plan, and no such Employee Benefit Plan has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (iv)neither the Corporation nor any of its Subsidiaries has incurred any unsatisfied liability to the PBGC with respect to any Employee Benefit Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), including, without limitation, any liability under Section 4069 of ERISA or any penalty imposed under Section 4071 of ERISA, or otherwise incurred any liability under Title IV of ERISA or Chapter 43 of the Code with respect to any such Employee Benefit Plan, and no event has occurred and no condition or circumstance has existed that would give rise to any such liability;(v) no Employee Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of such sections of the Code or ERISA or obtained or applied for a waiver of any minimum funding standards or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA;(vi) the actuarial present value of the accumulated plan benefits under any Employee Benefit Plan that is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA), whether or not vested and determined in accordance with PBGC actuarial methods, factors and assumptions applicable to such a plan terminating on the Closing Date, does not exceed the fair value of the assets allocable thereto;(vii) no Employee Benefit Plan is a "multi-employer plan" (as defined in the Code or Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of the Code or ERISA) and neither the Corporation nor any Subsidiary contributes to or has contributed to, or had any liability or obligation with respect to any multi-employer plan;(viii) full payment has been timely made of all amounts which the Corporation or any of its Subsidiaries is required under applicable law or under any Employee Benefit Plan or related agreement to have paid as of the last day of the most recent fiscal year, of such Employee Benefit Plan or related agreement ended prior to the date hereof, and the Corporation and its Subsidiaries have made adequate provisions, in accordance with GAAP, in their financial statements for all obligations and liabilities under all Employee Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any such Employee Benefit Plan, related agreement, or applicable law;(ix) neither the Corporation nor any of its Subsidiaries have any unfunded liabilities pursuant to any Employee Benefit Plan which is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code; (x) the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code have been met with respect to each Employee Benefit Plan that is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code);(xi) no Employee Benefit Plan provides for post-employment or retiree health, life insurance or other welfare benefits which could result in a material liability of the Corporation or any Subsidiary;(xii) neither the Corporation nor any Subsidiary, nor any of their respective directors, officers or employees, or, to Corporation's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition of a penalty or fine pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code;(xiii) no plan or agreement to which the Corporation or any Subsidiary is a party or by which it may be bound will or may, by reason of the execution of this Agreement and the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event), result in any payment, "parachute payment" (as such term is defined in Section 280G of the Code), severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of the Corporation or any Subsidiary, and no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits; and (xiv) no liability, claim, action, audit, examination or litigation is pending or, to the Corporation's knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course).

    SECTION 3.15. BROKERS. There is no investment banker, broker, finder or other intermediary other than CIBC Oppenheimer Corp. which or who has been retained by, or is authorized to act for, the Corporation in connection with the transactions contemplated by this Agreement or is otherwise entitled to payment of any fee or commission.

    SECTION 3.16.  ENVIRONMENTAL MATTERS.

    (a) PROVISION CONTROLS. Anything elsewhere in this Agreement to the contrary notwithstanding, this Section 3.16 contains the entire agreement and understanding of the parties relating to environmental representations and warranties concerning the Corporation and the Subsidiaries.

    (b) ENVIRONMENTAL DISCLOSURES. DL 3.16 sets forth all environmental matters that are within the scope of the specific categories set forth below which, individually or in the aggregate, could reasonably be expected to have a Materially Adverse Effect on the Corporation and the Subsidiaries taken as a whole:

         (1) all permits, licenses and other authorizations possessed by the Corporation and the Subsidiaries issued under Federal, state or local laws relating to pollution or protection of worker or public health, safety or the environment (collectively, the "Environmental Permits"), whether based on statute, regulation, common law, equity or any other legal theory (the "Environmental Laws") including, but not limited to, those relating to emissions, discharges, releases or threatened releases of hazardous substances, pollutants, contaminants, or hazardous or toxic material or wastes into ambient air, surface water, groundwater or land ("Releases"). Each of such Releases and violations of an Environmental Law is referred to herein as an "Environmental Incident";

         (2) to the knowledge of the Corporation, all violations by the Corporation or any Subsidiary of the terms and conditions of any Environmental Permits or Environmental Laws or of any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws; applicable orders, agreements, variances, injunctions, decrees, writs, judgments, awards or arbitration awards relating thereto; and all past or present events, conditions, circumstances, activities, practices, incidents, actions or plans concerning the business or operations of the Corporation or any of its Subsidiaries or any entity that was formerly a subsidiary or a controlled affiliate of the Corporation which may give rise to any legal liability of the Corporation or any of its Subsidiaries under any Environmental Law or otherwise from any claim, action, suit, proceeding, hearing or investigation in connection with any Environmental Incident;

         (3) all orders (including, without limitations, decrees, writs, judgments, awards or notice or demand letters) or agreements issued, entered, promulgated or approved by any Person under or in connection with Environmental Laws which bind, restrict, obligate, or otherwise apply to the Corporation or any of the Subsidiaries or any of their respective properties or assets, which remain in effect or which were issued or effective during the five years prior to the date of this Agreement;

         (4) all actions, claims, suits, proceedings or investigations under any Environmental Laws either pending or, to the knowledge of the Corporation, threatened against the Corporation or any of the Subsidiaries or any of their respective properties or assets before any court or arbitrator or any Governmental Authority;

         (5) all agreements (including, but not limited to, consent orders and agreements among potentially responsible parties) to which the Corporation or any of the Subsidiaries is a party and which relate to benefits (including, but not limited to, indemnification) or obligations of the Corporation or any of the Subsidiaries in connection with Environmental Laws or any Environmental Incident, and any effect that the transactions contemplated by this Agreement will have on the benefits (including, without limitation, indemnification) granted to the Corporation or any of the Subsidiaries under any such agreements including any assignments or approvals required in connection with such benefits;

         (6) any Owned Real Property or Leased Real Property, whether or not set forth in DL 3.11, that is subject to any applicable law that conditions, restricts, prohibits, or requires any notification or disclosure in connection with the transactions contemplated hereby for environmental reasons ("Environmental Property Transfer or Disclosure Law"). To the extent an Environmental Property Transfer or Disclosure Law is applicable to any such Owned Real Property or Leased Real Property in connection with the transactions contemplated hereby, as and when appropriate the Corporation will take (or cooperate with Parent in taking), such action as is necessary to fully comply with the requirements of such laws; and

         (7) any proceeding or investigation concerning criminal violations of any Environmental Law to which the Corporation and its Subsidiaries or any entity that was formerly a subsidiary or controlled affiliate of the Corporation, are, or have been, subject at any time during the past 10 years.

    (c)  CONDUCT OF BUSINESS BY THE CORPORATION PENDING THE EFFECTIVE TIME.

         Anything elsewhere in this Agreement to the contrary notwithstanding, the Corporation retains the right, with prior notice to Parent, to take only the actions and make only the payouts set forth in DL 3.16A, if required, with respect to environmental matters.

    SECTION 3.17. PROPRIETARY RIGHTS. Except as set forth in DL 3.17, as of the date hereof the Corporation has received no notice that it or any of its Subsidiaries has infringed, and to the knowledge of the Corporation neither it nor any of its Subsidiaries is now infringing, on any patent, trade name, trademark, service mark, copyright, trade secret, technology, know-how or process (collectively, the "Proprietary Rights") belonging to any other person, which infringement, in the aggregate, would have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole. Except as set forth in DL 3.17, (i) the Corporation is not aware of any infringement by any third party of any Proprietary Rights of the Corporation or any of its Subsidiaries, and
(ii) neither the Corporation nor any of its Subsidiaries is a party to any material license, agreement or arrangement with respect to any Proprietary Rights. DL 3.17 lists all the Proprietary Rights owned by the Corporation or any of the Subsidiaries that are composed of registered patents, trade names, trademarks, service marks or copyrights that are material to its business and sets forth, if and as applicable, the registration number, country, application, registration and expiration dates, and class with respect to such Proprietary Rights.

    SECTION 3.18. MATERIAL CONTRACTS AND LEASES. The list of agreements set forth in DL 3.18 includes all the Material Contracts (as defined below) that the Corporation or any of the Subsidiaries is party to, or is bound by. For purposes of this Agreement, a "Material Contract" shall mean (i) any contract, lease or other agreement (except for purchase orders entered into in the ordinary course of business and contracts and agreements cancelable by the Corporation or any of its Subsidiaries at will or on notice of 30 days or less) to which the Corporation or any of its Subsidiaries is a party or by which the Corporation or any of its Subsidiaries is bound, which by its terms calls for the payment by either party to such contract or agreement of $250,000 or more in any fiscal year or is material to the business, operations or financial condition of the Corporation and its subsidiaries, taken as a whole,(ii) any material agreement, contract or commitment not in the ordinary course of business, (iii)any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,(iv) any agreement, contract or commitment to be performed relating to capital expenditures in excess of $100,000 in any calendar year, or in the aggregate requiring expenditures in excess of $1,000,000,(v) any material agreement, indenture or instrument relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business, intercompany indebtedness, intercompany transfers, and operating leases),(vi) any loan or advance to (other than advances to employees in the ordinary course of business in amounts of $25,000 or less to any individual and $100,000 in the aggregate to all employees), or investment in (other than investments in Subsidiaries), any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (except for bonus or commission arrangements with employees entered into in the ordinary course of business consistent with past practice),(vii) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business and other than with respect to any indebtedness or obligation of the Corporation or any Subsidiary),(viii) any management service, consulting or any other similar type of contract (other than contingent fee agreements with collection attorneys), involving payments of more than $150,000 annually, unless terminable by the Corporation or Subsidiary on not more than 90 days notice,(ix) any agreement, contract or commitment limiting the ability of the Corporation or any of its Subsidiaries to engage in any line of business or to compete with any Person,(x) any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Corporation or any of its Subsidiaries other than in the ordinary course of business, or (xi) any agreement, contract or commitment to employ any of its officers or employees, and (xii) any material amendment, modification or supplement in respect of any of the foregoing. Neither the Corporation nor any of its Subsidiaries is in default under any Material Contract, except for such defaults which will not, individually or in the aggregate, have a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole.
Except as shown in DL 3.18, no approval or consent of, or notice to, any person is needed in order that each such Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

    SECTION 3.19. INSURANCE. DL 3.19 sets forth a list of all material policies of insurance maintained on the date hereof by the Corporation and each of its Subsidiaries with respect to their respective businesses, which policies are currently in full force and effect. As of the date hereof, except as set forth in DL 3.19, neither the Corporation nor any of its Subsidiaries has received notice of cancellation or refusal to renew with respect to any insurance policy set forth in DL 3.19.

    SECTION 3.20. LABOR RELATIONS. Neither the Corporation nor any of its Subsidiaries is currently party to any collective bargaining agreement with respect to any of its employees. The Corporation has previously furnished or made available to Parent a true, complete and correct copy of the handbooks and administrative policies and practices relating to employees of the Corporation and its Subsidiaries and any other material agreement regarding its relationship with the

Corporation's employees or those of its Subsidiaries.  Except as set forth in DL
3.20 and except for any violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, each of the Corporation and its Subsidiaries is in substantial compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. Except as disclosed in DL 3.20 or in the Corporation Filings, there exist no employment, consulting, severance, indemnification agreements or deferred compensation agreements between the Corporation and any director, officer or employee of the Corporation or any agreement that would give any Person the right to receive any payment from the Corporation as a result of the Offer or the Merger.

    SECTION 3.21. VOTING REQUIREMENTS. After the Share Purchase, the affirmative vote of the holders of two-thirds of the outstanding shares of Corporation Common Stock entitled to be cast approving this Agreement is the only vote of the holders of any class or series of the Corporation's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

    SECTION 3.22.  RIGHTS AGREEMENT.  The Corporation and the Board of
Directors of the Corporation have taken and will maintain in effect during the term of this Agreement all necessary action to (i) render the Rights Agreement inapplicable with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and (ii) ensure that (x) neither Parent, nor Sub, nor any of their Affiliates, or Associates (each as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (y) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. The Corporation has delivered to Parent a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement. The Board of Directors of the Corporation, at a meeting duly called and held, has resolved that the Rights shall be redeemed immediately prior to, and subject to, the acceptance for payment and purchase of not less than two-thirds of the outstanding Shares pursuant to the Offer in accordance with the terms of this Agreement.

    SECTION 3.23. CUSTOMERS RELATIONS. Except as disclosed on DL 3.23, none of the top twenty customers of the Corporation (based on the Corporation's consolidated revenues for the fiscal year ended June 30, 1997) has notified the Corporation or any of its Subsidiaries that it intends to either (i) terminate or modify in a manner materially adverse to the Corporation or any of its Subsidiaries its contractual arrangements with the Corporation or any of its Subsidiaries or (ii) substantially curtail the amount of business it currently does with the Corporation or any of its Subsidiaries.

    SECTION 3.24. OPINION OF FINANCIAL ADVISOR. The Corporation has received the opinion of CIBC Oppenheimer Corp., to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Corporation's shareholders is fair to the Corporation's shareholders form a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.


    ARTICLE IV - REPRESENTATIONS AND WARRANTIES
              OF PARENT AND SUB

    Each of Parent and Sub represents and warrants to the Corporation that:

    SECTION 4.1. CORPORATE EXISTENCE AND POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and each has all corporate power, authority and legal right to conduct its business as it is now being conducted and to own the properties and assets it now owns. Parent and Sub have delivered to Corporation true, compete and correct copies of their respective certificates of incorporation and by-laws.

    SECTION 4.2. CORPORATE AUTHORIZATION. Each of Parent and Sub (a) has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, (b) has taken all action required by applicable law and its Certificate of Incorporation and By-Laws, including the authorization of this Agreement and the transactions contemplated hereby by their respective Boards of Directors and (if required) stockholders, to authorize the execution and delivery of this Agreement and the performance by Parent and Sub of the transactions contemplated hereby, (c) has duly and validly executed and delivered this Agreement and no other corporate action is necessary in connection therewith. This Agreement (assuming the due authorization, execution and delivery hereof by the Corporation) is a legal, valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law).

    SECTION 4.3.  CONSENTS AND APPROVALS.  Except as contemplated by Section
4.6 hereof and except for the requirements of the federal and state securities laws and the HSR Act, and assuming the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware, no consent, approval or authorization of, or declaration, filing or registration with, any United States or foreign governmental or regulatory authority or any other person or entity is required to be made or obtained by Parent or any of its affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

    SECTION 4.4. NO VIOLATION. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby (a) will not violate any provision of the respective Certificates of Incorporation or By-Laws of Parent or Sub or any of their affiliates, (b) except as set forth in the Disclosure Letter heretofore prepared by Parent and delivered to the Corporation, will not violate, or be in conflict with, or constitute a default under any material contract, lease, loan agreement, license, permit or other agreement to which Parent or any of its affiliates is a party, or by which Parent or any of its affiliates is bound or to which it or any of them is subject and (c) will not violate any law, judgment, decree, order, regulation or rule of any court or governmental authority by which Parent or any of its affiliates is bound or any of their respective properties is subject, except in any case where the violation or default would not materially adversely affect Parent's or Sub's ability to consummate the transactions contemplated by this Agreement (including, without limitation, its ability to complete the Share Purchase pursuant to the Offer).

    SECTION 4.5. FINANCIAL STATEMENTS. The audited financial statements (including the notes thereto, the "Parent Audited Financial Statements") of Parent for its most recently completed fiscal year, a copy of which has previously been delivered to the Corporation, present fairly, in all material respects, the consolidated financial position of Parent and its subsidiaries as of the date thereof and their consolidated results of operations, cash flows and stockholders' equity for the period then ended, all in conformity with GAAP.
The unaudited financial statements (including the notes thereto) of Parent for the period ended June 30, 1997, a copy of which has been previously delivered to the Corporation, were prepared in a manner consistent with the basis of presentation used in the Parent Audited Financial Statements and in accordance with GAAP, and fairly present, in all material respects, the consolidated financial position of Parent and its subsidiaries as at and for the periods indicated, subject to normal recurring year-end adjustments.

    SECTION 4.6. FINANCING. Parent and Sub have obtained letters (copies of which have been delivered to the Corporation) from responsible financial institutions providing for, subject to certain conditions set forth therein, commitments to provide all funds necessary, together with funds available to the Parent and Sub, to consummate the transactions contemplated hereby.

    SECTION 4.7. OFFER DOCUMENTS; OTHER INFORMATION. None of the information contained in any of the Offer Documents (excluding information described therein as being supplied by the Corporation with respect to itself) will, at the respective times such Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 4.8. LITIGATION. There are no actions, suits, proceedings or investigations pending or, to the knowledge of Parent or Sub, threatened against Parent or Sub or any of their affiliates before any court or arbitrator or any governmental body, agency or official which are reasonably likely, individually or in the aggregate, to materially adversely affect Parent's or Sub's ability to consummate the transactions contemplated hereby or which questions or challenges the validity of this Agreement or the transactions contemplated hereby.


    ARTICLE V - CONDUCT OF BUSINESS BY THE CORPORATION PENDING THE CLOSING

    From the date hereof until immediately after the Closing (or, if sooner, the termination of this Agreement), and except as otherwise consented to or approved by Parent in writing, which consent or approval shall not be unreasonably withheld or delayed:

    SECTION 5.1. REGULAR COURSE OF BUSINESS. (a) The Corporation will, and will cause its Subsidiaries to, conduct business substantially in the same manner as heretofore conducted and neither the Corporation nor any of its Subsidiaries will engage in any transaction or activity, enter into any agreement or make any commitment (or materially amend any Material Contract existing on the date hereof), except (i) as set forth on DL 5.1(a),(ii) in the ordinary course of business and consistent with past practices or pursuant to an agreement to which the Corporation or any of such Subsidiaries is a party on the date hereof (it being understood that transactions in the call center outsourcing business shall be deemed to be within the ordinary course of business of the Corporation and any Subsidiary which is engaged in such business as of the date hereof),(iii) as contemplated by this Agreement, or
(iv) which would not be reasonably likely to have a Material Adverse Effect. Except as otherwise permitted by this Agreement, the Corporation will not, and will cause the Subsidiaries not to, intentionally take any action that would cause, or intentionally omit to take any reasonable action that in all likelihood would prevent, any of the representations and warranties contained in
Article III which are qualified as to materiality to fail to be true and correct in any respect or any representation or warranty not so qualified to fail to be true and correct in all material respects, as if such representations and warranties were deemed to be made at and as of the Closing (except to the extent any such representation or warranty was expressly made only as of a different date).

    (b) Without limiting the generality of subsection (a) of this Section, the Corporation will not, and will not permit any Subsidiary to, except pursuant to this Agreement or as otherwise permitted by DL 5.1(b): (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, make any material investment in any other entity which is not a wholly owned affiliate of the Corporation or relinquish any material contract rights; (ii) acquire (including by lease) any material assets or properties or dispose of, mortgage or encumber any of its material assets or properties (except in each case in the ordinary course of business and consistent with past practice or pursuant to an agreement to which the Corporation or any Subsidiary is a party on the date hereof); (iii) make or commit to make any capital expenditures in excess of $150,000, (iv) make any change in accounting principles (except as may be required by generally accepted accounting principles or SEC regulations, in which event, the Corporation will fully disclose any such change and the reason(s) therefor); (v) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries;
(vi) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary, wages or commissions of employees of the Corporation or its Subsidiaries who are not officers of the Corporation in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or agreements or enter into any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Corporation or any of its subsidiaries, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; (vii) except for transactions between the Corporation and Subsidiaries or in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness or other liability (other than indebtedness incurred under the Amended and Restated Credit Agreement dated December 31, 1994, between the Corporation and Bank of Boston, Connecticut (the "Existing Credit Facility"); PROVIDED that there shall not be any material increase in the amounts outstanding under the Existing Credit Facility, other than in the ordinary course of business, or otherwise as an accommodation, except for guarantees by Corporation of obligations of Subsidiaries or guarantees by Subsidiaries of obligations of Subsidiaries, become responsible for the obligations of any person or, other than in the ordinary course of business consistent with past practice, make any loan or other extension of credit except for intercompany transactions between Corporation and Subsidiaries and between Subsidiaries;
(viii) agree to the settlement of any material claim or litigation (including, but not limited to, any claim or litigation in respect of, related to or arising out of any Environmental Law, Environmental Permit or Pollution Incident); (ix) make any material tax election or settle or compromise any material tax liability; (x) permit any insurance policy naming it as beneficiary or a loss payable payee to be cancelled without notice to Parent, except for the cancellation of insurance policies required to be maintained by third parties for the benefit of the Corporation or any Subsidiary of which such cancellation neither the Corporation nor any Subsidiary has notice; (xi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Corporation or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger); or (xii) agree, in writing or otherwise, to take any of the foregoing actions.

    SECTION 5.2. CHARTER DOCUMENTS AND CAPITAL CHANGES. Except as expressly authorized by this Agreement or required by Section 1.2, neither the Corporation nor any of its Subsidiaries will (a) change or amend its Certificate of Incorporation, By-Laws or the Certificate of Incorporation or By-Laws of any of its Subsidiaries, (b) issue or sell any shares of its capital stock (other than shares issuable upon exercise of currently outstanding options), nor issue options (other than automatic issuances pursuant to the terms of a plan in effect on the date hereof or pursuant to the terms of any existing employment agreement), warrants to purchase, or rights to subscribe to, any shares of its capital stock, or enter into any arrangement or contract with respect thereto, or (c) make any other material changes in its capital structure, other than dividends and other intercompany transfers, allocations and transactions in the ordinary course of business between any wholly-owned Subsidiary and the Corporation or any other wholly-owned Subsidiary.

    SECTION 5.3. ORGANIZATION AND GOOD WILL. Except as set forth in DL 5.3, the Corporation will use all reasonable efforts to preserve the business, business organization and good will of the Corporation and each of its Subsidiaries, keep in place their present executive officers and key employees, and preserve their present relationships with persons having business dealings with them.

    SECTION 5.4. INSURANCE. The Corporation will use all commercially reasonable efforts to maintain, and cause each of its Subsidiaries to maintain, insurance substantially at current levels on all property, real, personal and mixed, owned or leased by them.

    SECTION 5.5. COMPLIANCE WITH LAWS. The Corporation will use its best efforts to duly comply, and cause each of its Subsidiaries to duly comply, in all material respects with all laws applicable to them and their respective properties, operations, business and employees, except where the failure to do so is not reasonably likely to have a Material Adverse Effect on the Corporation.

    SECTION 5.6. SEC REPORTS. The Corporation will duly file all reports required to be filed by it with the SEC pursuant to the Exchange Act and will submit copies thereof to Parent simultaneously with the time of filing thereof.

    SECTION 5.7. PROXY STATEMENT. If shareholder approval of the Merger is required by law, as promptly as practicable following the Share Purchase, the Corporation will prepare and file a preliminary Proxy Statement with the SEC and will use its best efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Promptly following the Share Purchase, if required by the DGCL in order to consummate the Merger, the Corporation will cause the definitive Proxy Statement to be mailed to the shareholders of the Corporation and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies.

    SECTION 5.8. SHAREHOLDER APPROVAL. (a) Promptly following the Share Purchase, if required by DGCL in order to consummate the Merger, the Corporation, acting through its Board of Directors, shall, in accordance with applicable law, duly call, convene and hold a special meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger and the Corporation agrees that this Agreement and the Merger shall be submitted at such special meeting. The Corporation shall use its reasonable best efforts to solicit from its shareholders proxies, and shall take all other action necessary and advisable, to secure the vote of shareholders required by applicable law to obtain the approval for this Agreement and the Merger. Subject to Section 5.9 of this Agreement, the Corporation agrees that it will include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock owned by Parent and its subsidiaries to be voted in favor of the Merger.

    (b) Notwithstanding the foregoing, in the event that Sub shall acquire at least 90% of the outstanding Corporation Common Stock, the Corporation agrees, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Corporation's shareholders, in accordance with Section 253 of the DGCL.

    SECTION 5.9. NO SOLICITATION OF OTHER OFFERS. (a) The Corporation and its affiliates and each of their respective officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to any Acquisition Proposal (as defined below). Neither the Corporation nor any of its affiliates, shall, directly or indirectly, take (and the Corporation shall not authorize or permit its or its affiliates, officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) encourage, solicit or initiate the making of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Parent or Sub or their representatives) in connection with, or take any other action to facilitate any inquiries or the making of any proposal (including without limitation by taking any action (except as required by Section 1.2) that would make the Rights Agreement, Section 203 of the DGCL or the provisions of Article FIFTH of the Corporation's Certificate of Incorporation inapplicable to an Acquisition Proposal) that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, PROVIDED, HOWEVER, that the Corporation, in response to an unsolicited Acquisition Proposal and in compliance with its obligations under Section 5.9(b) hereof, may participate in discussions or negotiations with or furnish information to any third party which proposes a transaction which the Board of

Directors of the Corporation reasonably determines will result in a Superior Proposal if the Board of Directors believes (and has been advised in writing by independent outside counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law. In addition, neither the Board of Directors of the Corporation nor any Committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub the approval and recommendation of the Offer and this Agreement or
(y) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, provided that the Corporation may recommend to its shareholders an Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Board of Directors of the Corporation has determined that the Acquisition Proposal is a Superior Proposal, (ii) all the conditions to the Corporation's right to terminate this Agreement in accordance with Section 8.1(e) have been satisfied (including the expiration of the three day period described therein and the payment of all amounts required pursuant to Section 9.1), (iii) simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with Section 8.1(e) and (iv) the Acquisition Proposal does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of out of pocket expenses incurred in connection with such Acquisition Proposal. Any actions permitted under, and taken in compliance with, this Section 5.9 shall not be deemed a breach of any other covenant or agreement contained in this Agreement.

    "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Corporation or any of its Subsidiaries or of over 10% of any class of equity securities of the Corporation or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Corporation or any of its Subsidiaries, any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Corporation or any of its Subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby. "Superior Proposal" shall mean a BONA FIDE proposal made by a third party to acquire all of the outstanding shares of the Corporation pursuant to a tender offer, a merger or a sale of all of the assets of the Corporation (x) on terms which a majority of the members of the Board of Directors of the Corporation determines in its good faith reasonable judgement

(based on the advice of independent outside financial and legal advisors) to be more favorable to the Corporation and its shareholders than the transactions contemplated hereby, (y) for which in the good faith reasonable judgement of the Board of Directors adequate financing or other consideration is then available and (z) which does not provide for any breakup fee or other inducement to the acquiror other than reimbursement of documented out-of-pocket expenses incurred in connection with the Superior Proposal.

    (b) In addition to the obligations of the Corporation set forth in paragraph (a), on the date of receipt thereof, the Corporation shall advise Parent of any request for information or any Acquisition Proposal, or any inquiry or proposal with respect to any Acquisition Proposal, and the material terms and conditions of such request or takeover proposal.

    (c) Immediately following the Share Purchase, the Corporation will request each person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Corporation or any portion thereof (the "Confidentiality Agreements") to return all confidential information heretofore furnished to such person by or on behalf of the Corporation.

    SECTION 5.10. NOTIFICATION OF CERTAIN MATTERS. The Corporation shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Corporation or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract to which the Corporation or any of its Subsidiaries is a party or is subject; and (b) any change or occurrence in the Corporation and its Subsidiaries taken as a whole which has had a Material Adverse Effect on the Corporation and its Subsidiaries, taken as a whole, or the occurrence of any event which is reasonably likely to result in such a Material Adverse Effect. Each of the Corporation and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

    SECTION 5.11. RIGHTS AGREEMENT. The Corporation shall not redeem the Rights or amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of the Parent unless required to do so by a court of competent jurisdiction.

    SECTION 5.12. PROPERTIES; MATERIAL CONTRACTS. The Corporation will use, and will cause its Subsidiaries to use, all reasonable efforts to (a) maintain and keep their respective properties in their current condition in all material respects, except for ordinary wear and tear and damage due to casualty or other extraordinary occurrence, and (b) perform in all material respects their respective obligations under the Material Contracts.

    SECTION 5.13. DIVIDENDS, ETC. Prior to the Closing, the Corporation will not declare, pay or set aside for payment any dividend or distributions, including a distribution of rights, in respect of its capital stock or redeem, purchase or otherwise acquire any shares of its capital stock, except as contemplated by this Agreement, in connection with the cancellation or exercise of stock options, or any such dividends, distributions or payments made by or to any Subsidiary.

    SECTION 5.14. FULL ACCESS. The Corporation will, until the Closing afford to Parent, its counsel, accountants and other authorized representatives, full and complete access, upon reasonable notice and in a reasonable manner, to the offices, properties, books and records of the Corporation and each of its Subsidiaries in order that Parent may have full opportunity to make such reasonable investigations as it shall desire as to the business and affairs of the Corporation and its Subsidiaries. The Corporation will also cause its officers, accountants and attorneys to furnish, upon reasonable notice and in a reasonable manner, such additional financial and operating data and other information as Parent shall from time to time reasonably request. Parent shall, and shall cause its directors, officers, employees, partners, agents, counsel, accountants and other authorized representatives and any proposed lender, placement agent or underwriter to, keep confidential any and all information (whether in writing or otherwise) obtained or developed pursuant to this Agreement in accordance with the provisions of Section 6.1 hereof.

                          ARTICLE VI - COVENANTS OF PARTIES

    The Corporation hereby covenants and agrees with Parent and Sub, and Parent and Sub hereby covenant and agree with the Corporation, that:

    SECTION 6.1. CONFIDENTIALITY. (a) Until the Closing Time, or, in the event of the termination of this Agreement pursuant to Article VIII, for a period of three years from the date of such termination, the Corporation, Parent and Sub and their respective affiliates, consultants, advisors, officers, employees, directors and agents ("Representatives") shall hold in strictest confidence and not divulge, use or make available to any other person any information of the other obtained from any investigation of the other in connection with the transactions contemplated hereby (including all data, reports, interpretations, electronic images, computer software, forecasts and records), or given to them by the other or by others performing services for them or the other or in a confidential relationship with the other (herein collectively referred to as "Information"), except to the extent (i) such party is compelled to disclose such Information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law (provided such disclosing party provides the other parties hereto with prompt notice of such proposed disclosure so that such other parties may seek a protective order or other appropriate remedy), (ii) such Information becomes generally available to the public other than as a result of a breach of this Section or is otherwise available from third parties not under a duty to keep such Information confidential, (iii) such Information was at the time of its disclosure to such person previously known to it, (iv) such disclosure is permitted by Section 6.4 (relating to public announcements) or otherwise pursuant to this Agreement, or
(v) such Information is divulged to such party's Representatives (provided that each such person agrees to be bound by the provisions of this Section). Neither Parent, Sub nor the Corporation, nor any of their respective Representatives, will misuse to the detriment of the other, any Information obtained from the other. If the Share Purchase does not occur, upon the request of the Corporation or Parent and Sub, the party to whom such request is made shall as directed by the requesting party destroy or return to the requesting party any and all copies of written Information covered by this Section furnished to such non-requesting party or its representatives by, or on behalf of, the requesting party or otherwise obtained, prepared or developed by or on behalf of the non-requesting party, and such destruction shall be certified in writing to the requesting party.

    (b) For a period of three years from the date of the termination of this Agreement, if the Share Purchase does not occur, Parent (and any affiliate thereof) will not (i) solicit for hire or employ any person who on the date hereof or on the date of such termination was an employee of the Corporation or any of its Subsidiaries or (ii) cause any individual engaged as an independent contractor by the Corporation or any of its Subsidiaries to breach or void such individual's independent contractor agreement with the Corporation.

    (c) Contemporaneous with the Share Purchase, Parent shall make or cause the Corporation and each of its Subsidiaries to make, by certified or bank check or other means acceptable to the payee thereof, all payments which are required to be made on or after such time under any agreement in effect on the date hereof between the Corporation or any of such Subsidiaries and (i) any officer or other employee thereof as a result of a "change of control" (as defined in any such agreement) having occurred or as a result of the termination of such officer's or employee's employment, whether voluntary or otherwise, and (ii) all non-employee directors of the Company with respect to deferred compensation, including, without limitation the severance, bonus and other payments listed in DL 6.1, which amounts have been reviewed and approved by Parent and Sub.

    SECTION 6.2. COOPERATION. The Corporation and Parent will cooperate with each other and each such party shall take all reasonable actions that may be necessary or desirable to consummate the transactions contemplated pursuant to this Agreement, including, but not limited to, furnishing to each other, or reviewing, the information relating to each of them required by applicable statutes, rules and regulations for the purpose of preparing the Offer Documents, any federal and state securities law filings and any filings under the HSR Act. Prior to the execution of this Agreement, Parent will provide the Corporation with a copy in draft form of the Offer Documents and will make available a final copy of the Offer Documents prior to filing with the SEC. Each party covenants that all such information furnished to the other or reviewed by it will be true and correct in all material respects to the knowledge of such party. Parent and the Corporation will promptly notify the other party hereto of any comments or requests for additional information from the SEC or state securities law administrators or relating to any filing under the HSR Act relating to the Offer, and will upon request supply the other parties hereto with copies of all correspondence between them or their representatives and the SEC or members of its staff or state securities law administrators with respect to the transaction contemplated hereby or relating to any filing under the HSR Act relating thereto.

    SECTION 6.3. FILINGS; CONSENTS; REMOVAL OF OBJECTIONS. Each party hereto agrees to exert all reasonable efforts to consummate the Offer and the Merger at the earliest practicable time, including, without limitation, (i) preparing and filing all requisite applications, documents and notifications (including filing with the FTC and the DOJ the Notification and Report Forms under the HSR Act and cooperating with each other with respect to the filing of any additional information with respect thereto) in connection with the transaction contemplated herein required by applicable law, (ii) responding as promptly as practicable to all inquiries in connection therewith, (iii) removing or satisfying, if reasonably practicable, any objections to the validity or legality of the Share Purchase, and (iv) satisfying the conditions to the consummation of the Share Purchase set forth herein.

    SECTION 6.4. PUBLIC ANNOUNCEMENTS. Parent, Sub and the Corporation will consult with each other before issuing any press release or making any public statement with respect to the Offer or this Agreement and, except as may be required by applicable law or the NYSE Rules, will not issue any such press release or make any such public statement without the prior consent of the other party hereto, which consent will not be unreasonably withheld or delayed.

    SECTION 6.5. EMPLOYEE BENEFITS. (a) Until the first anniversary of the Effective Time, Parent shall ensure that all employees and officers of the Corporation and Subsidiaries receive compensation and benefits in the aggregate substantially comparable to the compensation and benefits received by such individuals immediately prior to the date hereof. Notwithstanding the foregoing, following the Effective Time, the Parent may terminate the employment of any employee (subject to the payment of severance benefits payable to the employee in connection with such termination).

    (b) Until the first anniversary of the Effective Time, Parent shall keep in effect all severance policies that are applicable to employees and officers of the Corporation and its Subsidiaries immediately prior to the date hereof.

    (c) Following the Effective Time, (i) Parent shall ensure that no employee welfare benefit plan adopted by the Corporation or the Subsidiaries shall have any preexisting condition limitations and (ii) Parent shall honor all premiums and deductibles paid by the employees, officers and directors of the Corporation and Subsidiaries under all Employee Benefit Plans up to (and including) the Effective Time.

    (d) Following the Effective Time, for purposes of eligibility and vesting, Parent shall honor all service credit accrued by the employees, officers and directors of the Corporation and Subsidiaries under all Employee Benefit Plans up to (and including) the Effective Time.

    SECTION 6.6. INDEMNIFICATION AND INSURANCE. (a) From and after the Share Purchase, Parent shall cause the Corporation to (i) maintain in effect in the Certificate of Incorporation of the Corporation the provisions with respect to the indemnification set forth in Article VII of the Certificate of Incorporation of the Corporation as in effect at the Share Purchase, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals (or their estates) who at the date of this Agreement and/or as of the closing of the Share Purchase are or were directors, officers, employees or agents of the Corporation or its Subsidiaries, unless such modification is required by law and (ii) maintain in effect for a period of six
(6) years from the Share Purchase each Indemnification Agreement in effect (as of such date) between the Corporation or any of its Subsidiaries and officers and directors of the Corporation and its Subsidiaries, which Indemnification Agreement shall not be amended or modified during such period in any manner that would adversely affect the rights of the individual who is a party thereto.

    (b) Prior to the Share Purchase, the Corporation shall purchase a six year "tail" insurance policy with its current carrier substantially identical in all respects to the Corporation's current directors' and officers' liability insurance coverage (and providing coverage for an amount not less than $30,000,000 and providing for two reinstatement options, exercisable at any time during such six year tail period of $30,000,000) covering those persons who are currently covered on the date of this Agreement by the Corporation's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties").

    (c) In the event the Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Corporation or Parent, as the case may be, shall assume the obligations set forth in this Section.

    (d) Notwithstanding the foregoing, nothing herein shall be construed to relieve Parent or the Corporation of their respective obligations to any Indemnified Party pursuant to this Section, and each of the Indemnified Parties shall be entitled to enforce such obligations (including the right to indemnification) directly against the Parent or the Corporation without first making any claim with respect thereto against any applicable successor or assign.

    (e) This Section 6.6 shall survive the consummation of the Share Purchase and the Merger, if necessary, is intended to benefit the Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of the Corporation and the Parent. Parent shall cause the Corporation to honor its obligations pursuant to this Section 6.6 from and after the Share Purchase.

    SECTION 6.7. RESIGNATION OF DIRECTORS. The Corporation shall cause each of the persons who are members of the Board of Directors of the Corporation or of the Board of Directors of the Subsidiaries (other than Allied Bond & Collection Agency, Inc.) immediately prior to the Closing to deliver their resignations as directors of the Corporation and such Subsidiaries, which resignations shall be effective as of the Closing.

    SECTION 6.8. CONFIDENTIALITY AGREEMENT. Purchaser and the Corporation hereby agree that as of the date hereof the Confidentiality Agreement dated August 18, 1997 between Purchaser and the Corporation shall in all respects be terminated.

    SECTION 6.9. CERTAIN ACTIONS OF PARENT AND SUB. Parent and Sub will not take any action, or omit to take any reasonable action, which in all likelihood would (i) have a Material Adverse Effect on the ability of Parent or Sub to consummate the transactions contemplated hereby, or (ii) cause any of the representations and warranties contained in Article IV which are qualified as to materiality to fail to be true and correct in any respect or any such representation or warranty which is not so qualified to fail to be true and correct in all material respects, as if such representations and warranties were made at and as of the Closing, except to the extent any such representation or warranty was expressly made only as of a different date.

                ARTICLE VII - CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 7.1. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT, SUB AND THE CORPORATION. The respective obligations of Parent and Sub, on the one hand, and the Corporation, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Effective Time of each of the following conditions:

         (a) APPROVAL OF CORPORATION'S SHAREHOLDERS. To the extent required by applicable law, this Agreement and the Merger shall have been approved and adopted by holders of the requisite number of outstanding shares of the Common Stock of the Corporation entitled to vote in accordance with applicable law (if required by applicable law) and the Corporation's Certificate of Incorporation and By-Laws;

         (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

         (c) INJUNCTION. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time, PROVIDED, HOWEVER, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered; and

         (d) STATUTES. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger or has the effect of making the purchase of the Common Stock illegal.

                      ARTICLE VIII - TERMINATION AND ABANDONMENT

    SECTION 8.1. TERMINATION. This Agreement may be terminated prior to the Share Purchase and the Merger may be abandoned after the Share Purchase:

         (a) by mutual written consent of the Corporation, on the one hand, and of Parent and Sub, on the other hand;

         (b) by either Parent, on the one hand, or the Corporation, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for shares of Common Stock pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

         (c) by Parent, on the one hand, or the Corporation, on the other hand, if the Share Purchase shall not have occurred within 120 days after commencement of the Offer, unless the Share Purchase shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

         (d) by the Parent, in the event of a breach by the Corporation of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in paragraph (d) or (f) of Annex I to this Agreement, and (B) cannot or has not been cured prior to the earlier of (i) 15 days after the giving of written notice of such breach to the Corporation and (ii) two business days prior to the date on which the Offer expires;

         (e) by either Parent, on the one hand, or the Corporation, on the other hand, if the Board of Directors of the Corporation determines that an Acquisition Proposal constitutes a Superior Proposal and the Board believes (and has been advised by independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; PROVIDED, HOWEVER, the Corporation may not terminate this Agreement pursuant to this Section 8.1(e) unless and until three days have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors and during such three day period the Corporation has fully cooperated with the Parent, including, without limitation, informing the Parent of the terms and conditions of such Superior Proposal with the intent of enabling both parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; and PROVIDED FURTHER that at the end of such three day period the Board of Directors of the Corporation determines that the Acquisition Proposal constitutes a Superior Proposal and the Board continues to believe (and has again been advised by independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; PROVIDED FURTHER that this Agreement shall not terminate pursuant to this Section 8.1(e) unless (i) prior to such termination Parent has received all fees and expenses set forth in Section 9.1 by wire transfer in same day funds and (ii) simultaneously with such termination the Corporation enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal which acquisition agreement (x) permits the Corporation to terminate the acquisition agreement in the event the Board of Directors of the Corporation determines to effect a transaction with Parent and (y) does not provide for breakup fee or other inducement to the acquiror other than reimbursement of documented out of pocket expenses incurred in connection with such Superior Proposal;

         (f) by the Corporation, in the event of a breach by the Parent or Sub of any representation, warranty, covenant or agreement contained in this Agreement which cannot or has not been cured within 15 days after the giving of written notice of such breach to the Parent and Sub, except, in any case where such failure is not reasonably likely to affect adversely Parent's or Sub's ability to complete the Offer and/or Merger.

    SECTION 8.2. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1 hereof by Parent or Sub, on the one hand, or the Corporation, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Corporation, except that Sections 6.1, 6.4, 9.1 and this Section

8.2 hereof shall survive any termination of this Agreement.  Nothing in this
Section 8.2 shall relieve any party to this Agreement of liability for breach of this Agreement.


                              ARTICLE IX - MISCELLANEOUS

    SECTION 9.1. FEES AND EXPENSES. (a) Except as provided in paragraph (b) below, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

    (b)  If this Agreement is terminated:

         (i) by Parent because of an event set forth in clause (iv)(e) of Annex I of this Agreement; or

         (ii) by Parent or the Corporation in accordance with the terms of
Section 8.1(e) of this Agreement; or

         (iii) by the Corporation pursuant to Section 8.1(c), if, prior to such termination, the Corporation shall have directly or indirectly notified any of its stockholders that a third party has made an Acquisition Proposal or a third party shall have announced an Acquisition Proposal, and within twelve months after such termination, the Corporation or any of its Subsidiaries enters into an agreement with respect to any merger or any other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock which would give the acquirors not less than 10% of the issued Shares, a tender offer or exchange offer or similar transaction involving the Corporation or one or more of its Subsidiaries accounting for more than 10% of the Corporation's consolidated income in its prior fiscal year (a "Third Party Acquisition"), or a Third Party Acquisition occurs within twelve months after the Corporation's termination of this Agreement pursuant to Section 8.1(c), involving any such party (or any affiliate or associate thereof) (x) with whom the Corporation or any Subsidiary (or their respective representatives) during the term of this Agreement had any discussions with respect to a Third Party Acquisition, (y) to whom the Corporation or any Subsidiary (or any of their respective representatives) during the term of this Agreement furnished information with respect to or with a view toward a Third Party Acquisition, or
(z) who during the term of this Agreement had submitted a proposal or expressed any interest publicly or to the Corporation or any Subsidiary (or their respective representatives) in a Third Party Acquisition, which Third Party Acquisition contemplates a direct or indirect consideration for shares of Common Stock in excess of the Merger

Consideration, in the case of each of clauses (x), (y) and (z) prior to such termination;

then the Corporation shall (except as required to be earlier paid in accordance with Section 8.1(e)) pay to Parent in same day funds Seven Million Seven Hundred Thousand Dollars ($7,700,000.00), which shall be deemed to include reimbursement for all out-of-pocket fees and expenses incurred by Parent or on its behalf in connection with the transactions contemplated hereby.

    SECTION 9.2. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be given by personal delivery, reputable overnight courier service, certified mail (postage prepaid, return receipt requested), facsimile (with a copy sent via prepaid first class mail) or first class mail, as follows:

    If to the Corporation, to:

         The Union Corporation
         211 King Street
         Suite 100
         Charleston, South Carolina  29401
         Attention:  William B. Hewitt, President
                     and Chief Executive Officer
         Fax:  (803) 958-3850

    with a copy to:

         Zimet, Haines, Friedman & Kaplan
         460 Park Avenue
         New York, New York  10022
         Attention: Robert H. Haines, Esq.
         Fax:  (212) 223-1151

    If to Parent and Sub, to:

         c/o Outsourcing Solutions Inc.
         390 South Woods Mill Road
         Suite 150
         Chesterfield, MO 63017
         Attention:  Timothy G. Beffa, President
                     and Chief Executive Officer
         Fax:  (314) 576-1867

    with a copy to:

         White & Case
         1155 Avenue of the Americas
         New York, New York  10036
         Attention:  Frank L. Schiff, Esq.
         Fax:  (212) 819-7817
or to such other address as such party may hereafter specify by notice to the other party hereto delivered in accordance with this Section. Each such notice, request or other communication shall be effective (a) if personally delivered, when presented, (b) if by reputable overnight courier, the next business day following the delivery thereof to such courier (or such later date as is demonstrated by a BONA FIDE receipt therefor), (c) if given by certified mail (postage prepaid, return receipt requested), three business days after deposit in the mails, (d) if given by facsimile, when the appropriate answerback or other confirmation of receipt is received, or (e) if given by any other means, when received.

    SECTION 9.3. TERMINATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein shall terminate at the Share Purchase and neither the Corporation nor any officer, director, employee, stockholder, fiduciary or agent of the Corporation shall be under any liability or obligation whatsoever with respect to any such representation or warranty after such time. This Section shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Share Purchase.

    SECTION 9.4. AMENDMENTS. Subject to applicable law, this Agreement may be amended, modified or supplemented only by the mutual written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; except that Sections 6.1(c), 6.5 and 6.6 above may not be amended or supplemented to the detriment of any intended third party beneficiary thereof without the express written consent of such beneficiary.

    SECTION 9.5. WAIVERS. At any time prior to the Closing, Parent, on the one hand, and the Corporation, on the other hand, may (a) extend the time for the performance of any agreement of the other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any agreement of the other party or any condition contained herein (unless pursuant hereto such condition may not be waived) to be satisfied by such other party. Any agreement on the part of any party to any such extension, and any such waiver, shall be effective only if set forth in a writing signed on behalf of such party and delivered to the other party hereto.

    SECTION 9.6. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, that no party may assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other party hereto and any attempt to so assign such right or obligation shall be void AB INITIO.

This Agreement shall be binding upon and is solely for the benefit of the parties hereto and their respective permitted successors and assigns, and nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except that (i) in the event that the Share Purchase shall be consummated, then from and after the Share Purchase the provisions of Sections 6.1(c), 6.5 and 6.6 shall inure to the benefit of the employees, option holders and other persons specified therein, who, as the intended beneficiaries of such Sections, shall each be entitled to enforce his or her rights under such Sections and (ii) the provisions of Section 6.6 shall inure to the benefit of the Indemnified Parties, who, as the intended beneficiaries of such Section 6.6, shall each be entitled to enforce his or her rights under such Section.

    SECTION 9.7. GOVERNING LAW AND FORUM. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely therein, except that, with respect to matters of corporate law, Delaware law shall apply.

    SECTION 9.8. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same force and effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

    SECTION 9.9. ENTIRE AGREEMENT; SCHEDULES AND EXHIBITS. This Agreement, including the Schedules and Annex I hereto (which are hereby made a part of this Agreement), contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

    SECTION 9.10. HEADINGS AND TABLE OF CONTENTS. The headings in this Agreement and the Table of Contents are included herein for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                               ARTICLE X - DEFINITIONS

    For purposes of this Agreement, the following terms shall have the respective meanings ascribed to such terms in this Article.

    (a)  "Balance Sheet Date" shall have the meaning ascribed to such term in
Section 3.9.

    (b) "Cash Payment" shall have the meaning ascribed to such term in Section 1.4.

    (c) "Certificate of Merger" shall have the meaning ascribed to such term in Section 2.1.

    (d) "Certificates" shall have the meaning ascribed to such term in Section 2.4.

    (e)  "Closing" shall have the meaning ascribed to such term in Section
2.10.

    (f) "Closing Date" shall have the meaning ascribed to such term in Section 2.10.

    (g) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    (h)  "Corporation Filings" shall have the meaning ascribed to such term in
Section 3.7.

    (i) "Corporation Financial Statements" shall have the meaning ascribed to such term in Section 3.8.

    (j) "Corporation Stock" shall have the meaning ascribed to such term in the preamble to this Agreement.

    (k)  "Corporation 10-Ks" shall have the meaning ascribed to such term in
Section 3.7.

    (l)  "Credit Agreement" shall have the meaning ascribed to such term in
Section 3.10.

    (m)  "DGCL" shall have the meaning ascribed to such term in Section 1.2.

    (n)  "DL" is the Disclosure Letter.

    (o)  "DOJ" shall mean the United States Department of Justice.

    (p) "Dissenting Shareholders" shall have the meaning ascribed to such term in Section 2.3.

    (q)  "Effective Time" shall have the meaning ascribed to such term in
Section 2.1.

    (r)  "ERISA" shall have the meaning ascribed to such term in Section 3.14.

    (s) "Exchange Act" shall have the meaning ascribed to such term in Section 1.1.

    (t)  "FTC" shall mean the Federal Trade Commission.

    (u)  "GAAP" shall have the meaning ascribed to such term in Section 3.8.

    (v) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    (w) "Material Adverse Effect" shall mean any change in or effect on the applicable corporation that either is, or in all reasonable likelihood will be, materially adverse to the business, operations, financial condition, results of operations, assets, liabilities or reserves of such corporation and its subsidiaries, taken as a whole.

    (x)  "Material Contracts" shall have the meaning ascribed to such term in
Section 3.18.

    (y) "Merger" shall have the meaning ascribed to such term in the preamble of this Agreement.

    (z)  "Merger Consideration" shall have the meaning ascribed to such term in
Section 2.2.

    (aa) "NYSE Rules" shall mean the rules and regulations promulgated by the New York Stock Exchange, Inc.

    (bb) "Offer" shall have the meaning ascribed to such term in the preamble of this Agreement.

    (cc) "Offer Documents" shall have the meaning ascribed to such term in
Section 1.1(b).

    (dd) "Options" shall have the meaning ascribed to such term in Section 1.4.

    (ee) "Parent Audited Financial Statements" shall have the meaning ascribed to such term in Section 4.5.

    (ff) "Paying Agent" shall have the meaning ascribed to such term in Section 2.4.

    (gg) "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization, a group and a government or other department or agency thereof.

    (hh) "Per Share Amount" shall have the meaning ascribed to such term in the preamble to this Agreement.

    (ii) "Proxy Statement" shall have the meaning ascribed to such term in
Section 2.11.

    (jj) "Rights Agreement" shall have the meaning ascribed to such term in
Section 1.2.

    (kk) "Schedule 14D-1" shall have the meaning ascribed to such term in
Section 1.1(b).

    (ll) "Schedule 14D-9" shall have the meaning ascribed to such term in
Section 1.2(b).

    (mm) "SEC" shall mean the United States Securities and Exchange Commission.

    (nn) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    (oo) "Share Purchase" shall have the meaning ascribed to such term in
Section 1.1.

    (pp) "Shares" shall have the meaning ascribed to such term in the preamble to this Agreement.

    (qq) "Subsidiaries" shall have the meaning ascribed to such term in Section 3.6.

    (rr) "Surviving Corporation" shall have the meaning ascribed to such term in Section 2.1(b).

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



ATTEST:                           THE UNION CORPORATION



                                       By: /s/ MELVIN S. COOPER
-----------------------------             ----------------------------------
Name:                                 Name:  Melvin S. Cooper
Title:                                Title: Chairman of the Board






ATTEST:                           OUTSOURCING SOLUTIONS INC.



                                       By: /s/ TYLER T. ZACHEM
-----------------------------             ----------------------------------
Name:                                Name:  Tyler T. Zachem
Title:                               Title: Vice President






ATTEST:                           SHERMAN ACQUISITION CORPORATION



                                       By: /s/ TYLER T. ZACHEM
-----------------------------             ----------------------------------
Name:                                Name:  Tyler T. Zachem
Title:                               Title: Vice President and Treasurer

                                       ANNEX I
                    TO SHARE PURCHASE AGREEMENT AND PLAN OF MERGER


                           CONDITIONS TO THE SHARE PURCHASE

    The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.


    Notwithstanding any other provision of the Offer or the Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1c under the Exchange Act, pay for any shares of Common Stock tendered pursuant to the Offer and may terminate the Offer or amend the Offer as and to the extent provided in Section 1.1 of the Agreement and may postpone the acceptance of, and payment for, shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent two-thirds of the total voting power of all shares of capital stock of the Corporation outstanding on a fully-diluted basis, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated,
(iii) Parent shall not have received financing necessary for it and Sub to consummate the Offer and the other transactions contemplated by the Agreement in accordance with the terms of the bank commitment letter dated December 22, 1997, to Parent from The Chase Manhattan Bank, Chase Securities Inc. and Goldman Sachs Credit Partners L.P. or (iv) if, at any time on or after the date of the Agreement and at or before the Share Purchase any of the following shall occur:

         (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to, or which could reasonably be expected to make illegal, impede, delay or otherwise directly or indirectly materially restrain, prohibit or make more costly the Offer or the Merger or seeking to obtain material damages, (ii) seeking to prohibit or materially limit the ownership or operation by Parent or Sub of all or any material portion of the business or assets of the Corporation or any of its Subsidiaries taken as a whole or to compel Parent or Sub to dispose of or hold separately all or any material portion of the business or assets of Parent or Sub or the Corporation or any of its Subsidiaries taken as a whole or seeking to impose any material limitation by reason of the transactions contemplated by the Agreement on the ability of Parent or Sub to conduct its business or own such assets, (iii) seeking to impose limitations on the ability of Parent or Sub effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Sub or Parent on all matters properly presented to the Corporation's shareholders, (iv) seeking to require divestiture by Parent or Sub of any shares of Common Stock, (v) otherwise directly or indirectly relating to the Offer or the Merger and which, could reasonably be expected to materially adversely affect the Corporation or any of its Subsidiaries or Sub or Parent, or (vi) otherwise having a Material Adverse Effect on the Corporation and its Subsidiaries taken as a whole;

         (b) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Sub, the Corporation or any Subsidiary of the Corporation or (ii) the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph
    (a) above;

         (c) any change (other than as a result of general economic conditions) shall have occurred, or Parent shall have become aware of any fact, that is reasonably likely to have a Material Adverse Effect on the Corporation and its Subsidiaries taken as a whole;

         (d) any of the representations or warranties made by the Corporation in the Agreement that are qualified as to materiality shall be untrue or incorrect in any respect or any of such representations and warranties that are not so qualified shall be untrue or incorrect in any material respect as of the date of this Agreement or immediately prior to the Share Purchase;

         (e) the Corporation's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Sub its recommendation of the Offer or the Merger, or shall have resolved to do so;

         (f) the Corporation shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Corporation to be performed or complied with by it under this Agreement; or

         (g) the Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Sub, makes it inadvisable to proceed with such acceptance for payment or payment.

    The foregoing conditions (including those set forth in clauses (i)-(iv) above) are for the sole benefit of the Parent and Sub and may be asserted by any of them, or may be waived by the Parent or Sub, in whole or in part at any time and from time to time in its sole discretion. The failure by the Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                THE UNION CORPORATION

                                 AMENDED AND RESTATED

                             CERTIFICATE OF INCORPORATION


                               -----------------------


                                      ARTICLE I

                                    CORPORATE NAME

         The name of the Corporation is THE UNION CORPORATION (hereinafter called the "Corporation").

                                      ARTICLE II

                         REGISTERED OFFICE; REGISTERED AGENT

         The address of the current registered office is 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805-1297. The name of the current registered agent is CSC The United States Corporation Company.

                                     ARTICLE III

                                  CORPORATE PURPOSE

         The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time in effect.

                                      ARTICLE IV

                                    CAPITAL STOCK

         The total authorized capital stock of the Corporation shall be 100 shares of Common Stock, all of which are $0.01 par value.

                                      ARTICLE V

                                  BOARD OF DIRECTORS

         The business of the Corporation shall be managed under the direction of the Board of Directors except as otherwise provided by law. The number of Directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws. Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

                                      ARTICLE VI

                                       BY-LAWS

         The Board of Directors may make, alter or repeal the By-Laws of the Corporation except as otherwise provided in the By-Laws adopted by the Corporation's stockholders.

                                     ARTICLE VII

                                   INDEMNIFICATION

         To the fullest extent permitted by the Delaware General Corporation
Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director. Without limiting the foregoing in any respect, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except for liability
(i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         A. RIGHT TO INDEMNIFICATION. (1) Each person who was or is made party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA exercise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, and administrators, and (2) the Corporation may indemnify and hold harmless in such manner any person who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise; provided, however, that except as provided in Section B of this Article, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. In the event a director or officer of the Corporation shall serve as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise in which the Corporation maintains an investment, it shall be conclusively presumed for purposes of the indemnification provided for in subsection (2) above that such service has been undertaken at the request of the Corporation. The foregoing presumption shall apply regardless of whether such director or officer is serving such entity at the request of a third party or that his or her service with such entity was commenced prior to the effectiveness of this article of the certificate of incorporation or prior to his or her becoming an officer or director of the Corporation. The right to indemnification conferred in subsection (1) above shall be a contract right based upon an offer from the Corporation which shall be deemed to be accepted by such person's service or continued service with the Corporation for any period after the adoption of this article of the certificate of incorporation and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation


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of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

         B. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under Section A(1) of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses (including attorneys' fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been rendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation


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(including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         C. NONEXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         D. INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such


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person against such expense, liability or loss under the liability Delaware
General Corporation Law.

                                     ARTICLE VIII

                                      AMENDMENT

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, The Union Corporation has caused this certificate to be signed by [__________], its Chairman of the Board of Directors and attested by [__________], its Secretary, this __th day _________, 19__.

                                            THE UNION CORPORATION

                                            By:
                                               --------------------------------
                                               Name:
                                               Title: Chairman of the
                                                      Board of Directors


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